Exhibit 99.1

TRANSCRIPT

The following is a transcript of the Kayne Anderson Acquisition Corp. (“KAAC”) and Apache Corporation investor conference call held at 4:00 p.m. Central time on August 8, 2018. While every effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. KAAC believes that none of these is material.

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Conference Operator:

Good afternoon, my name is Erica, and I will be your conference operator today. At this time, I would like to welcome everyone, The Apache Corporation and Kayne Anderson Acquisition Corporation conference call, on the creation of Atlas Midstream Company. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you, Mr. Gary Clark, Vice President of Investor Relations for Apache Corporation, you may begin your conference.

Gary Clark:

Good afternoon and thank you for joining Apache Corporation and Kayne Anderson Acquisition Corporation, to discuss the formation of Altus Midstream Company, a pure-play, Permian Basin midstream C-corp, anchored by Apache’s Alpine High infrastructure assets. Speakers making prepared remarks on today’s call will be Apache’s CEO and president John J. Christmann, Kayne Anderson Acquisition Corporation’s Chairman of the Board Kevin McCarthy, and Altus Midstream Company’s incoming CEO Brian Freed. Also available for the question and answer period will be Steve Riney Chief Financial Officer and Executive Vice President, Mark Meyer Senior Vice President Energy Technology Strategies, Dave Pursell Senior Vice President Planning and Energy Fundamentals, and Ben Rodgers incoming CFO for Altus Midstream.

Gary Clark:

Our prepared remarks will be approximately 15 minutes in length, with the remainder of the hour allotted for Q&A. On this call, we will be referencing the press release issued this afternoon following the market close, along with the Form 8K that was concurrently filed with the Securities and Exchange Commission regarding Altus Midstream Company. Additionally, we have made available the Altus Midstream roadshow presentation on Apache’s website at investor.apachecorp.com and Kayne Anderson Corporation’s website at kaynespac.com.

Gary Clark:

I’d like to remind everyone that today’s discussions will contain forward looking estimates and assumptions based on our current views and reasonable expectations. However, a number of factors could cause actual results to differ materially from what we discus today. A full disclaimer is located with the press release issues this afternoon. And with that, I will turn the call over to John.

J. Christmann:

Good afternoon. We are very excited to announce our transaction today with Kayne Anderson Acquisition Corporation, to create Altus Midstream Company. Just under two years ago, Apache announced the discovery of Alpine High, a world class resource play, located in an area of the Delaware Basin, where there was no existing infrastructure. It took a very methodical approach to identifying, discovering, delineating, and initiating development of this tremendous hydrocarbon resource, along with great diligence to align these activities with the design and installation of a scalable midstream footprint. Since breaking ground in November of 2016, we have invested nearly one billion dollars in gather, processing, and transportation assets at Alpine High. Today’s announcement highlights the significant value Apache has generated through this investment.

J. Christmann:

The new company we are forming, Altus Midstream, will have a market capitalization estimated at approximately $3.5 billion upon inception, will be the only publicly traded Permian Basin pure-play midstream company with full connectivity to gas, NGL, and crude oil markets on the Texas Gulf Coast. Altus Midstream will have a simplified C-corp structure, a conservative balance sheet, and the strategic vision to maximize the future value of this unparalleled midstream business. Alpine High is on a tremendous growth path, having recently surpassed the 50,000 net BOE per day mark, just a little more than one year following initial connection of the field to market sales line. It comprises 340,000 contiguous net acres, with an estimated resource in place of 75 Tcf of gas, and three billion barrels of oil in just two of the five proven hydrocarbon bearing formations. We see many years of significant, high return volume growth ahead, for more than 5000 identified drilling locations. While our discussion today focuses on Altus Midstream natural gas and NGO infrastructure, I would remind everyone that Alpine High has significant oil resources in place, which Apache will continue to test and develop.

J. Christmann:

I’d like to make a few comments about the thoughtful process that culminated in this transaction, and highlight some of the many benefits we see for Apache and Altus Midstream shareholders. From the beginning, Apache’s primary objective for this transaction, was to fund future midstream capital requirements, while retaining as much ownership in the assets as possible; thereby benefiting from a long term value uplift, as we execute on our upstream plans at Alpine High. Cash proceeds will not be distributed to Apache for pre-effective date investment. This transaction is about long term value, not near term cash. Altus Midstream will hold the equity options in multiple transportation projects, that will move hydrocarbons from the Permian Basin to various points along the Texas Gulf Coast. These options provide Altus Midstream valuable exposure to full midstream value chain, from the Permian, to the Gulf Coast.

J. Christmann:

We conducted an extensive competitive process and received many attractive offers to fund our midstream capital, at comparable valuations. We chose this alternative for several key reasons. It clearly recognizes the early value of the Alpine High midstream assets. It brings Apache together with the world class midstream investor. It utilizes a C-corp structure; bringing clarity to shareholder reward, and a corporate governance, and it brings access to the pool of future available capital. For Apache, this transaction immediately funds nearly $170 million in planned midstream capital for the fourth quarter of this year, as well as all future midstream expansion capital at Alpine High. The transaction also enables Apache to strategically control and direct the ongoing infrastructure build out to meet the needs of the upstream development at Alpine High.

J. Christmann:

Importantly, Apache and Kayne Anderson share a similar vision for the growth of Alpine High and Altus Midstream, and our interests are perfectly aligned to deliver on this vision in a value optimizing manner. We are very pleased to have Kayne Anderson as a partner. Their track record in the midstream space in unmatched. They share a strategic vision for the Permian Basin, and they bring a vast amount of experience, perspective, and sophisticated long term investors. With that, I will turn the call over to Kevin McCarthy, to share Kayne Anderson’s perspective on the transaction.

Kevin McCarthy:

Thanks, John. Everyone at Kayne Anderson is also really excited about this transaction, which represents the culmination of the search we started over 15 months ago, when we took the SPAC public. What we talked about on our IPO roadshow was creating a new way to gain exposure to quality, high growth midstream assets through C-corp structure, with no IDRs, with little or no leverage, and no need to access the equity market. And that’s exactly what we have here. And I must say I never dreamed we would find as good a target as Alpine High, or as good a partner as we have with Apache. We’re excited to be a part of creating a brand new midstream company focused on the Alpine High, which we truly believe is a world class resource play. We’re bringing together all the talents and experience of Apache, with its 64 year track record as a super independent, with Kayne Anderson, a leading investor in midstream security. The details of the transaction are outlined in the press release, but I’d love to reinforce certain aspects of the transaction that were critical to us.

Kevin McCarthy:

First is the alignment of interest. On the gathering and processing side of the business, Apache’s activities will be driving cash flows, for the fact that Apache owns more than 75% of the equity was very important to us. Second, we’ve given Apache incentives to increase their ownership, but only if Altus Midstream achieves specified stock price appreciation and production volume targets. The earn out thresholds are 40% and 50% above the current price, and the production threshold is roughly four times the current volume. Next, I’d highlight the private placements of more than 550 million that we concluded concurrently with the announcement of this transaction. The investors in this private placement are a blue chip group of dedicated, value oriented midstream investors. In our view, this offer invalidates the attractiveness of the transaction. And finally, all of the proceeds from the private placement in the IPO are going to the Altus Midstream balance sheet. Apache isn’t taking one dollar off the table. This means that the company will be able to finance 100% of the projected growth capital, without the need to access the common equity markets, and keep leverage within targeted investment grade levels.

Kevin McCarthy:

At its core, Kayne Anderson is a public midstream investor, and we’re excited that we’re creating a compelling new way to invest in Permian Basin midstream. And certainly a company that will be a core holding in all of our midstream portfolios. What we like about the transaction, is that it is a unique blend of high growth gathering and processing assets, and long haul pipeline interests. On the gathering and processing side, we really like the fact that Apache, an investment grade company that owns more than 70% of the equity, controls the production and development behind the system. We’re convinced that Alpine High will be a focus area for Apache, not for years, but for decades. We’re also excited about the size and scope of the opportunity. At 340,000 net continuous acres, it’s a massive asset with stack pay, and that will allow Altus Midstream to build a super system with tremendous operational efficiencies.

Kevin McCarthy:

On the pipeline side, we’re really excited by our opportunities to take a meaningful equity ownership in up to five takeaway pipelines. I think that everyone now knows how important takeaway capacity is out of the Permian Basin, and as we exercise our options, we will have interest in pipelines that will transport all three product streams. Altus Midstream will have to right to buy into these projects at cost, in several cases at or after the in service date. I’d highlight that the exercise price on these options averages a seven times multiple of EBITDA. These options have the potential to create tremendous economic value, and transform the company into a diversified, integrated midstream enterprise. Finally, as MLP investors, we wanted to structure something that had much wider investor appeal, beyond dedicated investors like ourselves. We believe the C-corp structure, no IDRs, no initial leverage, and no need to access the equity markets will accomplish this goal. With that, I’ll hand it over to Brian Freed, to describe to opportunity in more detail.

Brian Freed:

Thank you, Kevin. I very much echo John and Kevin’s enthusiasm for this transaction, and couldn’t be more excited about the opportunity to lead Altus Midstream. It truly represents an ideal combination of value, vision, and strategic partnership that is a win-win for shareholders of Apache, and Kayne Anderson Acquisition Corporation. I would emphasize it is not simply a financing vehicle for the Alpine High assets, but rather Altus Midstream has a unique and high quality asset base that we intend to grow and build on for many, many years to come. John and Kevin have already hit on many of the important aspects of this transaction, but I’d like to reiterate a few features of Altus Midstream that I’m most excited about.

Brian Freed:

It is the only publicly traded Permian Basin pure-play midstream company with integrated long haul transportation assets connected to liquid markets. It is Permian Basin midstream C-corporation, a structure with no IDRs, that will broaden the base of midstream investors beyond those with traditionally held MLPs. For those reasons we will have access to a much larger capital pool, which will enable access to future funding sources for organic and other growth opportunities. The underlying upstream resource at Alpine High is truly unique. It is great rock, highly concentrated across 340,000 net acres, which minimizes the need for aerial expansion of Altus Midstream surface facilities to drive growth. Nearly 6,000 feet of vertical stack pay, provides exceptional throughput leverage for our surface footprint, which is unmatched in the Permian Basin.

Brian Freed:

Further, Alpine High provides enormous gathering and processing opportunities. There is no other acreage position within the Permian Basin that is capable of producing the combined quantities of gas, oil, and NGLs from the Woodford and Barnett source interval that Apache can at Alpine High. Altus Midstream’s auction for equity participation in up to five transportation projects from the Permian to the Texas Gulf Coast, are also a critical part of the company’s growth story, and are expected to comprise approximately 50% of projected EBITDA by 2021. These are great projects with well known midstream operators such as Kinder Morgan and Enterprise. And Altus Midstream has the right to participate in these auctions at cost, with no promote, which is expected to make participation in these JV pipelines highly lucrative, while the gathering and processing business at Alpine High, and the auctions for equity participation in JV pipelines will provide [inaudible 00:19:35] to come. Altus Midstream has additional potential sources for growth. The system’s scale, connectivity, and the lack of other infrastructure in close proximity, present us with opportunities to grow the business with third party volumes.

Brian Freed:

And lastly the company will initially have no debt, and more than $900 million in cash to fund the ongoing build out of Alpine High gathering and processing systems. Future funding, including an appropriate amount of leverage will bridge into 2021, when we are projected to turn free cashflow positive. At that time, we will consider initiation of a dividend. I’ll close by reiterating John’s remarks on how pleased we are to partner with Kayne Anderson on this exciting new company. And with that, we will open up the call to questions.

Conference Operator:

At this time, I would like to remind everyone, in order to ask a question, please press star followed by the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Jeremy Tonet.

Jeremy Tonet:	Good afternoon. Congratulations.

J. Christmann:	Thank you.

Jeremy Tonet:

I just wanted to pick up on the last point here, as far as, uh, the opportunity for third party business. How- how meaningful could that be? How much focus will there be on- on that part of the business, uh, you know, going forward and- and do you have kind of the, you know, the financial capacity to- to take on more CapEx there or how do you, you know, how do you keep that balance between the floor mission without Alpine High with [inaudible 00:21:04] in those other opportunities?

Brian Freed:

Yeah, Jeremy that’s one of the key reasons we took this path, uh, to have that increased flexibility to pursue that third party business. So, we are actually, uh, already in active discussions, uh, with third parties, to do gathering and processing within the Basin. Uh, then additionally we think we have a public currency that allows us to selectively pursue, uh, M&A opportunities and be a natural consolidator in the basins. That’s something that we plan to aggressively pursue.

Jeremy Tonet:

Great, thanks for that. And then, just want to see, as far as, uh, you know, Apache’s longterm kind of objective here, uh, with- with this new entity. Is there kind of a targeted, uh, ownership level over time that- that makes sense? Uh, would APA look to sell down, or do they like this level, and this ... will APA consolidating the debt of this entity. How- how does that relationship work.

J. Christmann:

Yeah, Jeremy, I mean, yeah, clearly from the outset our- our goal has been a, you know, first has been to move future CapEx into a new vehicle, which we’ve successfully done. Uh, we think this is the optimal vehicle for midstream going forward, so we’re excited about that. Uh, we wanted to maintain as much exposure, um, which it, you know over seventy- seventy-one percent today, uh, with the ability to raise that, uh, through the performance metrics. You know, our initial plans, we see this thing, um, growing significantly in value over the next several years. And so, uh, we want to be in a position to appreciate and participate in that.

Steve Riney:

Yeah, and Jeremy this is Steve Riney. I would- I would also just add to that, at the, uh, the ending of your question there about consolidating. Um, we will- we will exercise control over the board of this entity so we will control the company, and therefore it’ll be fully consolidated with Apache’s balance sheet, and, uh, then we’ll show a minority interest for the minority shareholders’ share of the- the company.

Jeremy Tonet:	That’s helpful. That’s it for me. Thank you.

J. Christmann:	Thank you.

Conference Operator:	Your next question comes from Charles Meade.

Charles Meade:

Yes, good morning to, uh, to everyone, or rather good afternoon to everyone on that end of the line there. Uh, I wanted, uh, I wanted to thank you for all of the disclosure you put in that presentation. It really- it really answers, you know, 90% of the questions that we could come up with, but, um, but one I want to explore a little bit, perhaps with John Christmann is, can you- can you describe, uh, on a day to day, kind of you know, working basis how the, uh, how you will handle to control and the coordination between, uh, between Apache and- and Altus? And- and specifically I’m thinking, you know, you- you’re- you’re obviously gaining a lot with this transac- this transaction, but one of the things that possibly you’re giving up is some- is some coordination with getting your, you know, getting your lines to your pads, uh- uh, you know, when they need to be there, and that sort of thing. Can- so can you talk about how- how that coordination is gonna work, on a-

J. Christmann:

Well there’s gonna be a trans- Charles you’re gonna see a transition, I mean, you know. Today, everybody’s working for us, and so there will be a very thoughtful and, uh, you know, transition. Uh, I don’t think we’ll have to worry about getting their attention, as we are gonna be their largest customer, and the driver behind their growth. So, um, you know, it, uh, and it’s something that like, you know is, as- as Steve said, we will have control of, uh, you know, be at the controls. So we don’t see that as a- as an issue. I don’t know if Kevin or Brian want to comment.

Brian Freed:

Yeah, additionally, we do have a- a operating agreement, uh, between the two companies, and so we will be able to- to have the same, uh, folks that have been building out this asset from day one, uh, retained to- to continue to grow and work with this asset as well too.

Charles Meade:	Yeah, that’s helpful detail. Thank you. That’s it for me.

Brian Freed:	Mm-hmm (affirmative).

J. Christmann:	Thanks, Charles.

Conference Operator:	And your next question comes from John Harlan.

John Harlan:	Okay, I- I have a couple. Uh, one, how long did this take to negotiate, John?

J. Christmann:

Well, it’s, as- as we’ve said we’ve been- it’s been a long process. We’ve been deep into it. I mean, I ... this goes back to early in the year, uh, and then we went into formal process. But I think in good earnest, you know, one of the things you’ve seen is we had to run parallel with a lot of the equity options that we were securing on the other lines. And so we’ve kinda, we’ve had to time this, but, uh, we’ve been in discussions, uh, and had a very competitive process with a number of parties for quite some time, uh, you know, dating to early this year.

John Harlan:	Okay. Thanks. And who knew Latin, ‘cause the name, I think in Latin if I’m not mistaken means noble or profound. I’m just curious [inaudible 00:25:46] how you came up with that.

J. Christmann:	I’ll let- I’ll let Brian, uh, give you the-

Brian Freed:	Well, you’re right, it is, uh, it means actually high, deep, noble or profound. Um, so really we’re tipping our hat-[crosstalk 00:25:57]

John Harlan:	Mine’s not that good, but whatever.

Brian Freed:	(laughs)

Brian Freed:

Well we’re tipping our hat to Alpine High, but, uh, ironically, uh, in the Urban Dictionary it’s an adjective, uh, for something that is really cool and attractive. So it was probably valid 2,000 years ago and, uh, and still current today.

John Harlan:

Okay, that’s cool. And the last one from me, um, from the Apache perspective, you were spending a lot on the Alpine High midstream, now essentially you’re not going to be given the formation of the C-corp so, what does that do to your capital budgeting going forward, in terms of your upstream activity.

J. Christmann:

Well if you look at next year, obviously, and you know we’ve ... fourth quarter this year, we- we don’t have to spend now. Uh, which is $170 million or so roughly. Steve can verify. And then next year, we have 250 for the next two years. I think you’ve seen from the handouts with the equity options out this is probably going to spend at a much higher rate than that. So, this frees us up, John. It puts in the spot we want to be, and we’re gonna have a lot more flexibility now. So, I mean it, as I mentioned on my earnings call last week, we’re at a point now where we can see the light at the end of the tunnel. And, uh, so it- it’s gonna let us do some other things and, uh, it’s exciting.

John Harlan:	Great. Thank you very much.

J. Christmann:	Thank you.

Conference Operator:	Your next question comes from Le- Leo Mariani.

Leo Mariani:	Hey guys, just wanted to follow up on your last comment there, John. You know, what types of other things, uh, do you see this deal freeing up for Apache as you roll into 2019.

J. Christmann:

Well, I mean obviously we’ve got a very attractive portfolio, and I think you saw a strong delivery, uh, from us. I mean our Apache’s around the globe are- are hitting on all cylinders. And you saw strong delivery from us in the Permian, uh, you saw it at Alpine High, you- you see coming out of our North Sea operations where we’ve got some exciting wells coming on this year, as well as Egypt. So, you know, we’ve got an abundance of inventory in places, that we like the pace we’re at, you know. As we mentioned, we- we were not, even though the capital went up, back half of the year it’s more paced. We’ve got into the rationale behind it. So I don’t see us adding a lot of activity right now, but it gives us that opportunity, uh, you know. And then obviously we’re in a position, if- if prices hold and things and with the cash in our balance sheet, that we can consider, you know, some other conversations that we can now have in earnest, uh, you know, with the board. So, uh, at this point, uh, this was a big hurdle for us, and we’re- we’re- we’re very excited to- to be at a point now to, you know, to be able to kind of articulate exactly the path forward, which we think creates a tremendous amount of long term value for our shareholders.

Leo Mariani:

Okay. That’s, uh, that’s helpful. I guess, um, also it seemed like you guys alluded to the fact that uh, you know, this- this vehicle is gonna be a lot more, uh, than just a way to- to monetize, uh, you know, the midstream, uh, you know, for Apache here. Uh, and, uh, it really sounds like you have some- some grand, uh, you know, ambitions. Do you guys think you’re gonna be able to kind of consolidate, uh, other infrastructure, uh, you know, with the Permian, uh, you know, with this new vehicle? Just kinda maybe talk to it, in terms of big picture, how you see this, you know, fitting in, uh, to Apache.

Kevin McCarthy:

Uh, sure, Leo. This is- this is Kevin. Uh, we certainly think that having a, uh, an attracted currency like Altus Midstream will be a competitive advantage. There’s a lot of private equity backed companies, uh, in the Basin. Um, but I’d also remind you that, you know, the growth that, uh, Brian talked about is totally independent of that. That’s above and beyond the growth we see from the four GNP assets, and the exercise of the equity options.

Brian Freed:

Yeah, and the only thing I’ll echo to that is, I mean that is 106% growth rate, as- as- as we- as we note in the- in the roadshow presentation that we’ve got, with the opportunities that are directly in front of [inaudible 00:29:50]. And so, you know, we definitely do look forward to that, but that growth will come from pursuing third party gathering and processing business, as well as taking a look at transactions, but- but being very selective about it, uh, and making sure that they’re accreted.

J. Christmann:

Yeah, and Leo, on my end fairly, as we’ve said, we wanted to maintain a large exposure, uh, because it is the, uh, the back of Alpine High that’s gonna to drive this. And so, uh, we think it fits quite nicely, and it is going to be the upstream that is going to power this. And, uh, so you know, we see significant, uh, you know, uh, shareholder appreciation.

Leo Mariani:

Okay and just lastly, I think there was the comment that, uh, you guys have these options to participate in pipelines at- at roughly seven times EBITDA. Just wanted to get a sense, what’s the timeframe on that? Is that like a last quarter annualized? One year forward? Is there anything you can kind of guide us to on that- that seven times refers to.

Kevin McCarthy:	Uh, Leo, that’s based on, uh, run rate once the pipelines are in service.

Leo Mariani:	Okay. Thanks, guys.

J. Christmann:	Thank you.

Conference Operator:	Your next question comes from Paul Sankey.

Paul Sankey:

Uh, yes, thank you. Good afternoon, everyone. I- just a direct follow up. So, could you help us with the valuation of this vehicle that you ... Is- is the seven times the kind of number that we should think about. Thanks. If I could get the answer from both sides, as well please. Thank you.

J. Christmann:

I mean, on our end, Paul, we ran a competitive process, so, uh, you know, we feel very strongly about it. And, you know, clearly we’re maintaining a large portion of it. And when you look at the metrics, that I’ll- I’ll let, uh, Ben and Kevin talk about, you know, we think it stacks up very attractively, you know. So we- we were very pleased, and that’s coming from, you know, a strong competitive market. So ...

Ben Rodgers:	Go ahead.

Kevin McCarthy:

Um, maybe I’ll just, uh, talk about just about the pipeline assets and then you can talk about the forward valuation, Ben. But, you know, high quality contracted assets, uh, like this in the midstream space, uh, would typically trade anywhere from an 11 to a 13 times multiple, so there’s been substantial value creation here, uh, by, uh- uh, by getting these options, uh, and contributing them to Altus. So, that’s- that’s part of the reason we’re so excited about the opportunity.

Ben Rodgers:

Sure, and then from a valuation perspective, looking at Altus standalone, uh, couple things; we did post a presentation, and there’s some information on that, on both the Kayne SPAC website, as well as Apache’s website. So, uh, if you look at page 28 on that, we- we outline and walk the evaluation. But when you look, um, both 12 months from the expected closing of this transaction, which is going to be in the fourth quarter 2018, look 12 months from there and 24 months from there to, uh, 2019 and 2020; the peers, uh, and the high quality, uh, midstream peers that we’re comping to kinda trade in the 12 to 13 times.

Ben Rodgers:

Um, and then when you look out two years for us, that’s really where we like, uh, and circle our valuation metric, because from a operational capital perspective, all five of the JV pipelines that we’ve talked about, have been, um, funded and are cashflowing. And then the, um, all the [inaudible 00:33:14] that we plan to build out through 2020 are also online. And so when you look at us out in 2020 in the fourth quarter, um, we trade about three turns tighter to what the peers are, kinda in the low nines versus 12. And so it’s obviously an attractive investment opportunity right now, but moving forward from that period, um, expect it to trade more in line with the peers, because our growth profile exceeds those, uh, those peers moving through the, um, three year period, and then for years to come after that.

Steve Riney:

You know, and I would just add one other thing to ... This is Steve. Um, the- the- the thing that’s unique about this one is that there are two powerful assets behind it. It is the- the- the pipeline options, which are, you know they ... The- the- when the pipelines come into service, they go to an immediate, almost complete ramp of EBITDA on day one. And then there’s the- the slow steady, uh, rather significant growth over a number of years of the EBITDA that’ll come from the infield midstream assets. And it’s the combination of those two that creates the really powerful, or that EBITDA growth profile. There are some that come in the short term, and then a lot more coming later on in life.

Paul Sankey:

Understood. I mean, I guess that- that’s the tough thing about this valuation. On the Kayne side, sorry did I missed the guidance, for long term growth for this vehicle. Did- did you put something out as to how you expect it to grow or ... did I just miss it? Or does it not exist?

Steve Riney:	No.

Paul Sankey:	Or does it not exist?

Steve Riney:

No. Right, uh, right now we’re only guiding through 2021. Um, I- I can say that we believe the growth will be substantial after that. This is going to be core asset for Apache, and- and- and as I said, growing for decades, not for years.

Conference Operator:	Your next question comes from Richard Tellus.

Richard Tellus:

Hey, thanks. Good afternoon. Congratulations, John and- and the team getting this deal done. Just two quick questions. When you look at 2019 EBITDA projections, what- what percentage of that estimate is- is related directly to Apache production?

Ben Rodgers:

Sure, and, um, again, there’s a lot of good information in the slides, but when- when we look in- at 2019 and, um, and- and 2020, and beyond, there’s about ... Let’s see. In 2019, I think, about 40 to 45%, excuse me, 30 to 35% for all of ‘19 is attributable to the JV pipelines, and- and the rest is to the GNP business.

Richard Tellus:	And then is the, uh, GNP business all Apache production?

Ben Rodgers:	There is a small amount of third party assumed for 2019 volumes, but it’s very minor, less than 5%.

Richard Tellus:

Okay. That’s helpful. Thank you. And you know, when you look at say the accounting for this, uh, Steve, uh, at the Apache level, what’s going to be the expected OPEX, uh, impact, um, once the transaction closes.

Steve Riney:

Yeah, so the- it’ll be fully consolidated with minority interests on a fully consolidated basis. They- they, um, they really won’t be much different than what it is today, which is where, uh, we’ll- we’ll- we’ll net out all of the revenues from the, um, from the midstream business, from our gathering and transportation costs. And then, um, what will do is- what will show up in our transportation costs is the actual operating cost of the midstream business.

Richard Tellus:	And then, uh, just lastly, John, um, can you talk about remaining midstream assets in the US and globally, and just any thoughts on maybe potential monetizations down the road for those assets.

J. Christmann:

Well, I mean I think historically we have, uh, let other’s build. I mean it’s been something that to, you know, and especially in the- in the US, uh, you know, we’ve got a lot of gathering. It- it’s pretty interesting how creative folks are getting today with inline, you know, infield water disposal systems and things, but, uh ... So we handle a lot of water, and up in the Central Basin Platform and things. But in terms of true, you know, pure midstream, um, you know, we have historically haven’t built in US like we did here. So you know, this is the big, uh, unique one for us in the Delaware. Um, other than what I would call our normal, you know, gathering and, uh, you know, batteries and types of things. Um, you know, internationally, obviously we’ve done this in Egypt, uh, you know, as we brought on Kosar, and so forth, so ... But, uh, when you look, this is the big asset for us in the US. And Brian you might comment.

Brian Freed:

Yeah, the only thing I’d add to that is, uh, within the Alpine High, there- there are two types of assets that- that Altus kept a ROFO on. Uh and the first is the opportunity to build out a crude gathering system, and when it comes- comes time to build that crude gathering system. And the second point is- is the water system that Apache is retaining right now, because it’s too deep to- for what’s being done in the upstream business. But- but Altus has a ROFO on that. And then Altus also has a ROFO on any additional long haul pipeline that, uh, that may be developed over time.

Richard Tellus:	Well, thanks very much and congratulations to all.

J. Christmann:	Thank you.

Conference Operator:	Your next question come from Doug [inaudible 00:38:58].

Doug:

Oh, thanks. Uh, let me add my congratulations, John, getting this done. Um, a couple of clarification comments. They’re really follow ups on two questions that have been asked already, and I don’t- don’t want to belabor the valuation question. But- but if I may ask, uh, that- that you know, someone to refer to the slides, five of the eight comps that you’ve given here are obviously MLPs, which are tax free entities, and your C-corp presumably is taxable entity. Why should we not haircut those valuations to take account of that? That’s my first question.

Ben Rodgers:

Sure, uh, from a tax perspective, uh, yes, at some point in time, Altus as a C-corp will be a cash tax payer, but through the projected period, uh, given the spend and the high growth, we’re not expecting to be a cash tax payer, um, for the guidance period that we’ve outlined here. And- and even when that would kick in a couple, you know, a couple years after the period that we’ve shown here, we expect it to be de minimis as we continue to, you know, have CapEX to meet the grown in the system.

Kevin McCarthy:

Uh, and this is Kevin McCarthy, uh, from Kayne Anderson, and I can assure you as an MLP investor, MLPs are no longer getting a premium valuation compared to C-corps. Uh, there’s been a lot of C-corp, uh, conversions in this space. Uh, and you- we think with this type of asset, the market will place a premium on something that’s a C-corp, rather than something that’s paying out all this cashflow and having to come to market to fund gross.

Doug:

Thanks. My follow up, maybe this one’s for Steven, but, uh, it’s really more the consolidation accounting, uh, again, Steven. But obviously you’re gonna consolidate, but you’re getting an uplift theoretically on the revenues associated with this. But obviously there’s a cost to that, which is a cost to the upstream business. So can you help quantify for us, what- what- what do you expect that cost to be? Is that, uh ... I don’t know if you have the slide right open in front of you now, but it looks like slide 26. Is that what we should be thinking about, is the uplift on cost? And, uh, just a quick follow up: At any point, would you expect to monetize part of your interest, in order to, you know, flow some of the value through to your shareholders? And I’ll leave at that. Thanks.

Steve Riney:

Yeah, Doug, uh, so I’m not- I’m not sure what I- sure I’m- I’m understanding what you mean about the uplift in cost, but I can tell you that the revenue won’t show up, the revenue that we pay to this entity will not show up as revenue in our PNL. It’ll be eliminated out, uh, from ... So their consolidated revenue will be eliminated off the revenue line for us. And likewise it will be eliminated out of our transportation costs that’s on our PNL. Um, the only revenue that would show up in our consolidated PNL would be anything associated with third party volumes. Um, and then the- of course the- on- on the bottom of the PNL, the minority interest’s share of the net profit would then be netted out. So on a Gap reported basis, it would include 100%, with, uh, with minority interest subtracted out at the bottom. And I’m not, uh, if you could clarify maybe on the cost side what- what you’re- what you mean by that. Are you talking about the capital costs?

Steve Riney:	Yeah, I think he- he left. Okay.

J. Christmann:

The other thing I’ll say is, is the- the, uh, assumptions in terms of what we’ve been showing, actually are better than what we’ve been showing in our economics. So you’re- there will not be a- a cost increase on the- on a well- on the well level economics we’ve been showing.

J. Christmann:	Let’s go to the next question, I guess.

Conference Operator:	Your next question comes from Ross Payne. Your next question comes from Michael Hall.

Michael Hall:	Hi, can you hear me.

J. Christmann:	Yes.

Michael Hall:

Alright. Great. Um, yeah, I guess, uh, maybe to tail off of the last question. I think maybe what was getting at there was, you know, is there any plan for returning any capital to shareholders at Apache, as a result of this transaction. Um, I know you all have a good amount of cash on hand. Um, how should we think about the potential for buybacks as a result of this deal.

Steve Riney:	Yeah, I ... This is Steve. Um, you know, I think that John- John commented a little bit on that earlier. Um-

Michael Hall:	Sorry, I didn’t hear-

Steve Riney:

... we do have- we do have- well we- so we do have a- a meaningful amount of cash on hand. We’ve got a- a, um, a debt maturity coming up here in few weeks, so we plan to- to pay down with some of that cash. We also have some other things going on through the end of the year. We talked about it at the last earnings call. We increased guidance on production volume, you could take the- the strip pricing forecasts and uh, you know, with the elimination of the- the, um, capital spin for the midstream for the fourth quarter, you’d probably calculate out that, uh, with a little bit of non core and small divestment, we’d probably end the year with somewhere between 600 and 800 million of cash on hand. And you know, we’ll- we’ll look at all possibilities of what we might, uh, what we might do with that cash, including possibly return to shareholders.

Michael Hall:

Okay. Thanks, sorry if I missed that from earlier. Um, and then I was also just curious, uh, you know, in the way this is structured, are there any MVCs associated with- with this relationship, um, at this point, through Apache?

Steve Riney:

Uh, no, there are not. And so, um, I’ll refer you to the roadshow presentation, but all the fees are 100% fixed fee, the rates are all market based, and their acreage dedication within an area of mutual interest. Um, so there’s no attempt to transfer value between the- the two companies. On page 26, you can see what the- what the fees look like, uh, on average. But they’re very much market based rates and market based terms and conditions.

Michael Hall:	Alright. Thanks.

Conference Operator:	Your next question comes from Paul [inaudible 00:45:35].

Paul:

Hi, uh, just following up maybe on- on the second part of, I think where- I think where Doug was trying to go. On the CapEx side, um, you know, obviously there’ll be, you know, kinda savings to the upstream entity, but it seems like there’s more growth CapEx coming from, uh, from- from Altus, but that’ll be consolidated back overall with a- with an extra billion of spending. Um, how should we think about that in- in regards to the capital cost side overall?

Ben Rodgers:

Sure, um, from a capital perspective, and there’s some information in the deck, but, um, all that will be funded separately from Apache on Altus’ balance sheet. And the- the majority of the pickup that you can see in, um, in ‘18, ‘19, and ‘20 is attributable to the JV pipelines. And then there is a- a slightly higher number when you back those out, compared to the guidance that Apache has put out for capital spend in ‘19 and ‘20. And that increase is attributable to an additional crio that will be brought online before the end of 2020, that was not in the original forecast.

Paul:	Okay, and then-[crosstalk 00:46:53]

Steve Riney:	Yeah sorry, Paul. This is Steve.

Paul:	No, go ahead. No, please, please. You guys go ahead.

Steve Riney:

Yeah, just- just to be clear, so that capital spending that’ll be done within Altus, that obviously will show up on the consolidated balance sheet with, uh, with Apache, as, uh, property plant and equipment; or within the other assets. And if to the extent- to whatever extent, uh, Altus, uh, takes on, uh, other forms of financing, debt, or structured equity, or whatever other form that might be, then that will show up on Apache’s consolidated balance sheet. As well, as long as, uh, Apache continues to have control over Altus, it will be fully consolidated with our.

Paul:	It’ll fully consolidated, but non recourse to Apache.

Steve Riney:	Right any ... Yeah, right, right. Any debt that would be taken on, or any other form of structured finance taken on would non recourse to Apache Corp.

Paul:

Okay. And then I guess, uh, as a- as a kind of sideline to that, is- is the view still on the upstream side to be, you know, free cashflow neutral to positive excluding the- the outspend at- at Altus? And then also with the- the third party volumes assumed beyond 2019, that would be- that would be helpful, as well.

Steve Riney:

Well, I think the, um ... So- so we ended the second quarter with 900 million of cash. Uh, we’re gonna- and we’re gonna pay down 400 million of debt, uh, in September. So if we were gonna end the year with 600 to 800 million of cash, then yeah, you could say that- that’s roughly cashflow break even for the upstream, for the remainder of the year. That- that would include us paying the third quarter of CapEx for Altus, um, and- and actually slightly cashflow positive, uh, for the rest of the year. And, uh, over- overall, uh, I won’t get into- to ‘19, other than the guidance that we’ve given on ‘19 in the past. But, now I’ll just say what we’ve always said is that, uh, we do believe, philosophically we believe that a E&P company needs to be capable, in general, over a run of years, of living within cashflow, funding, a capital program that’s capable of- of growing the enterprise, and returning cash to shareholders at an appropriate level.

Ben Rodgers:

And then on your third party question, um, just commenting on volumes, there’s a guidance slide in the Altus deck. And when you look at the volumes that are reflected on that page of ‘19 and ‘20, um, we have used the Apache Alpine High public guidance for those numbers. Apache has not issued guidance for 2021, and so we used the earn-out target for the, uh, consider- additional consideration, um, shares for that 2021 period. Um, and then in each of ‘19, ‘20, and ‘21, um, third party volumes are 5% or less.

Conference Operator:	And your next question comes from Michael McCallister.

M. McCallister:	Sorry, guys. Um, you just answered my question referring to gathered volume. So, just to go over it again, in ‘19 and 2020, are Apache’s guidance for Alpine High?[crosstalk 00:50:41]

Ben Rodgers:

Okay, so for ‘19 and ‘20, those are gross volumes, so you have to adjust [crosstalk 00:50:48]from- from the net. Yep, and then- and then in 2021, the midpoint of that is the earn-out target that is disclosed in the deck. And then for each year, third parties represent 5%.

M. McCallister:	Perfect. That’s what I needed. Thanks.

Conference Operator:	And your next question comes from Ross Payne.

Ross Payne:

How you doing, guys. Uh, I know this is a bit early, but I, you know, given the overlay of Apache and a strong balance sheet, is it your- your goal at some point to be, uh, an investment grade entity once cashflows ramp up enough? Thanks.

Ben Rodgers:	I- You’re referring to Altus, in terms of their credit rating?

Ross Payne:	Correct.

Ben Rodgers:

Yeah, um, so from the outset we don’t have to have a credit rating at that entity, until we issue a security down there that requires a rating. But from a credit profile perspective, when you look at the conservative financial metrics, it is actually stronger than a lot of the investment, uh, or the credit rating metrics that they have. We’ll have to wait and see what their view is from a scale perspective, but it’s a very conservative balance sheet. Um, and- and with, you know, a target leverage ratio of three times, um, that allows us to be very nimble for growth projects and acquisitions, um, and be opportunistic, um, for any corporate strategy out there, um, at the Altus level.

Kevin McCarthy:

Uh, and Ross, you know, we thought that having that, uh, target leverage ratio at three times was very important. Um, yet there’s so many opportunities in the Permian Basin. We’ve seen some of the competitors out there have great opportunities, but have to leverage up their balance sheet to take advantage of it. So we wanted to be poised to, uh, be able to grow above and beyond the projection.

Ross Payne:	Uh, great. Sounds good, guys. Thanks.

Conference Operator:	Your next question comes from the line of Jeremy Tonet.

Jeremy Tonet:

Hi, Kevin. Thanks for a follow up here. Just wanted to touch base on the series A, and, uh, is this like a normally publicly traded security? Uh, or- or are- is there- is there certain lockups here, or any special, preferential treatment? Um, just trying to understand that a bit better.

Kevin McCarthy:

Yeah, Jeremy, I think the best way to describe it is, it’s- it’s a traditional Up-C structure. So, the publicly traded shares will be the class A shares. Um, Apache will own interest that are convertible into those shares, but otherwise have- have no, uh, no special rights. Uh, they do have the right, uh, to name, uh, directors, uh, based on their ownership thresholds, but you should really think of this as a typical, Up-C structure where they’re economically equivalent.

Ben Rodgers:	And there is a 180 day lockup for Apache, um, pursuant to the- the shares that Apache does own.

Jeremy Tonet:	Gotcha. In the private placement that KAAC did today, that’s just like everything else, right?

Kevin McCarthy:

That’s just like everything else, yeah. We were- we were thrilled to be able to, uh- uh, raise that amount of capital, uh, from the blue chip, uh- uh, group of investors. And we think that certainly validates, uh- uh, the story.

Jeremy Tonet:	That’s helpful. Thanks for taking my questions.

Conference Operator:	We have reached the end of our Q&A. Mr. John Christmann, Apache’s CEO, your closing remarks please.

J. Christmann:

Well I just would like to, uh, say this is a big strategic step for Apache. I want to thank our partner Kayne Anderson. I also want to thank all the Apaches that have made, uh, you know, this possible. We’ve put in a lot of hard work and, uh, it’s great to see, uh, us continue to take the positive steps. So, thank you, and we’ll go from there. Thanks.

Conference Operator:	Thank you, this does conclude today’s conference call. You may now disconnect.